Exhibit 5.1

2001 Ross Avenue Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING Brussels DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH san francisco WASHINGTON

August 6, 2020

Clearway Energy, Inc.

300 Carnegie Center, Suite 300

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel for Clearway Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale from time to time by the Company of the Company’s Class C common stock, par value $0.01 per share (the “Common Stock”), pursuant to that certain Equity Distribution Agreement dated August 6, 2020 (the “Distribution Agreement”) by and among the Company, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and UBS Securities LLC.

We refer to the registration statement on Form S-3 (Registration Statement No. 333-241652), with respect to the Common Stock being sold by the Company (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The prospectus supplement dated August 6, 2020, which together with the accompanying prospectus dated August 6, 2020 (collectively, the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In our capacity as your counsel in connection with the filing referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Registration Statement and the Prospectus, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Fourth Amended and Restated Bylaws of the Company, (iv) the Delaware General Corporation Law (the “DGCL”), (v) originals, or copies certified or otherwise identified, of the corporate records of the Company, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company and (vii) statutes and other instruments and documents as we deemed necessary or advisable for the opinions hereafter expressed.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We have also assumed that all Common Stock will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that certificates for the Common Stock, if any, will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Company, or, if uncertificated, valid book-entry notations will have been made in the stock register of the Company in accordance with the provisions of the governing documents of the Company.

Clearway Energy, Inc.	- 2 -	August 6, 2020

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be issued and sold by the Company pursuant to the Distribution Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited in all respects to matters of the DGCL and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof.  We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.